EXHIBIT 99.B16

                               SECURITY CASH FUND

               CASH FUND YIELD FIGURES AS OF DECEMBER 31, 1997


CURRENT 7-DAY YIELD

(.00099367)      (365)
-----------      -----      =         .0518     =        5.18%
    (1)           (7)

Determined by computing the net change, exclusive of capital changes and income other than investment income, in the value of a hypothetical account having a balance of one share at the beginning of the period and dividing the change by the value of the account at the beginning of the period to obtain a return, and multiplying the return by 365/7.

EFFECTIVE 7-DAY YIELD

[(1.00099367^365/7))] - 1 = .053174686 = 5.32%

Determined by computing the net change, exclusive of capital changes and income other than investment income, in the value of a hypothetical account having a balance of one share at the beginning of the 7-day period and compounding the return by adding 1, raising the sum to a power equal to 365/7 and subtracting 1 from the result.
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                               SECURITY CASH FUND

As Of December 31, 1997

1.   Average Annual Total Return For 1 Year = +4.87%

                    1000        (1+T)^1             =    1,048.74
                                (1+T)^1             =    (1.04874)^1
                                  1+T               =     1.04874
                                    T               =       .0487
                                                          =======

2.   Average Annual Total Return For 5 Years = +4.03%

                    1000        (1+T)^5             =    1,218.65
                               ((1+T)^5)^1/5        =    (1.21865)^1/5
                                  1+T               =      1.0403
                                    T               =       .0403
                                                          =======

3.   Average Annual Total Return For 10 Years = +5.11%

                    1000        (1+T)^10            =    1,646.78
                               ((1+T)^10)^1/10      =    (1.64678)^1/10
                                  1+T               =      1.0511
                                    T               =       .0511
                                                          =======